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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
               EARNINGS FOR SECOND QUARTER OF FISCAL 2006

Red Bank, N.J. May 11, 2006 -- North European Oil Royalty Trust (NYSE-NRT) reported that net royalty income for the second fiscal quarter ended
April 30, 2006 increased by 31% to $8,062,442 compared to the prior year's equivalent period. This level of income permitted a distribution of 88 cents per unit payable on May 31, 2006.

John R. Van Kirk, Managing Director, reported that a combination of higher gas prices and higher gas sales offset the minor drop in average exchange rates and resulted in the higher distribution payable. For the quarter just ended the average price of gas sold under the higher royalty rate agreement covering western Oldenburg increased 49.1% to 2.2743 Eurocents/Kwh ("Ecents/Kwh"). For the same period, the average price of gas sold under the lower royalty rate agreement covering the entire Oldenburg concession increased 44.1% to 2.3088 Ecents/Kwh.

                     NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)

Quarter Ended                     4/30/06                  4/30/05

German Royalties Received      $ 8,297,022              $ 6,332,292
Net Income                       8,062,442                6,137,395
Net Income Per Unit               $ 0.88                   $ 0.69
Distribution Per Unit               0.88                     0.69


Six Months Ended                  4/30/06                  4/30/05

German Royalties Received      $16,481,691              $11,487,103
Net Income                      16,007,051               10,972,509
Net Income Per Unit               $ 1.74                   $ 1.23
Distribution Per Unit               1.73                     1.23


Gas sales under the higher royalty rate agreement increased 7.8% from the prior year's equivalent period to 19.016 billion cubic feet ("Bcf") in the quarter just ended. Overall gas sales covered under the lower royalty rate agreement increased 8.7% to 46.775 Bcf in comparison to the same period last year. Based on the cumulative transfers throughout the quarter just ended, the average value of the Euro was $1.2093. This value represents a 7% decline from the Euro's average value of $1.3009 for the prior year's equivalent period.

Compared to the prior year, Trust expenses for the second quarter of fiscal 2006 were higher due to the timing of the payment of the NYSE listing fees and the payment of fees associated with the biennial examination of the operating companies in Germany. However, Trust expenses for the six month period were virtually unchanged when compared to the prior year's equivalent period.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: neort@aol.com.
Website: www.neort.com.